Exhibit 10.1

Execution Version

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

TKO OPERATING COMPANY, LLC

Dated as of September 12, 2023

THE LIMITED LIABILITY COMPANY INTERESTS IN TKO OPERATING COMPANY, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND ANY HOLDER OF SUCH INTERESTS.

Schedule A     Member Schedule

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TKO Operating Company, LLC, a Delaware limited liability company (the “Company”), dated as September 12, 2023 (the “Restatement Date”), by and among the Company, TKO Group Holdings, Inc., a Delaware corporation (“PubCo”) and the Members (as defined below).

W I T N E S S E T H:

WHEREAS, (a) the Company was formed as a limited liability company under the Delaware Act (as defined below) pursuant to a certificate of formation (as amended, the “Certificate”) that was executed and filed with the Secretary of State of the State of Delaware on July 27, 2016 and (b) on July 27, 2016, certain original members of the Company entered into a limited liability company agreement pursuant to the Delaware Act governing the affairs of the Company and the conduct of its business;

WHEREAS, as of immediately prior to the consummation of the WWE Transaction (as defined below), the Company was subject to that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as May 3, 2021 (as amended, the “Prior Agreement”);

WHEREAS, pursuant to the WWE Transaction Agreement (as defined below), (a) WWE (as defined below) undertook certain internal restructuring steps, (b) thereafter, Whale Merger Sub (as defined below) merged with and into WWE (the “WWE Merger”), with WWE surviving the merger (the “WWE Surviving Entity”) and becoming a direct wholly owned subsidiary of PubCo, (c) immediately following the WWE Merger, PubCo caused the WWE Surviving Entity to be converted into a Delaware limited liability company (“WWE LLC”), and (d) following such conversion, PubCo (i) contributed all of the equity interests of WWE LLC to the Company in exchange for the issuance by the Company to PubCo of 83,162,446 Common Units and certain rights to receive Common Units, representing, in the aggregate, 49% of the issued and outstanding Common Units (determined on a fully-diluted basis) (the “Initial PubCo Ownership Percentage”) and (ii) issued to EOC, January HoldCo and January Sub 89,616,891 shares of Class B Common Stock, in the aggregate, in exchange for an amount in cash equal to the par value of such Class B Common Stock (the foregoing, together with the other transactions contemplated by the WWE Transaction Agreement, the “WWE Transaction”);

WHEREAS, pursuant to the Prior Agreement, EGH (as defined below) (as Managing Member under the Prior Agreement) has the authority to amend the Prior Agreement by the written approval of EGH; and

WHEREAS, in connection with the foregoing matters, EGH desires to amend and restate the Prior Agreement in its entirety to reflect PubCo as the sole Managing Member of the Company and to otherwise set forth the terms and conditions on which the Company shall be operated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend and restate the Prior Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the issuance of new Units to such Person after the Restatement Date.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such first specified Person; provided, that for purposes of this Agreement, (a) no Member (or equityholder of such Member) shall be deemed to be an Affiliate of any other Member (or equityholder of such Member) solely by virtue of this Agreement and (b) the Company, on the one hand, and each of the Members (and each equityholder of any such Member), on the other hand, shall not be deemed to be Affiliates of each other solely by virtue of this Agreement.

“Award Agreement” means an agreement between a Member, Employee Member, Employee Holdco Member and/or any of their respective Subsidiaries, as applicable, on the one hand, and the Company, an Employee Holdco Member and/or any of their respective Subsidiaries, on the other hand (in each case, as amended from time to time), governing the issuance or other terms of Units or Employee Holdco Member Interests (or any interests which were converted into or exchanged for such Units or Employee Holdco Member Interests), as applicable, to the applicable party.

“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities (including any Trading Policy) to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Business Day” means any day excluding Saturday, Sunday or any day that is a legal holiday under the Laws of the State of California, the State of Nevada, the State of Connecticut or the State of New York, or is a day on which banking institutions in the State of California, the State of Nevada, the State of Connecticut or the State of New York are authorized or required by Law or other governmental action to close.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company with respect to any Units held or purchased by such Member.

“Carrying Value” means, with respect to any Property (other than money), such Property’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Carrying Value of any such Property contributed by a Member to the Company shall be the fair market value of such Property, as determined by the Managing Member; and

(b) the Carrying Values of all such assets may, as determined by the Managing Member, be adjusted to equal their respective fair market values at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) in exchange for all or a portion of such Member’s interest in the Company; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) in connection with a grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; provided, however, that adjustments pursuant to clauses (i), (ii) or (iv) of this paragraph need not be made if the Managing Member reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member.

In the case of any asset of the Company that has a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Cash Management Policy” means the Cash Management Policy of PubCo (as may be amended, restated, supplemented or otherwise modified from time to time).

“Cash Settlement” means, with respect to any Redemption, immediately available funds in US dollars in an amount equal to the number of Redeemed Units subject thereto, multiplied by the Common Unit Redemption Price.

“Class A Common Stock” means Class A common stock, $0.00001 par value per share, of PubCo.

“Class B Common Stock” means Class B common stock, $0.00001 par value per share, of PubCo.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Unit” means a limited liability company interest in the Company designated herein as a “Common Unit”.

“Common Unit Redemption Price” means, with respect to any Redemption Date, the price for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange or another principal US securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported on bloomberg.com or such other reliable source as determined by the Managing Member in good faith, at the close of trading on the last full Trading Day immediately prior to the Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. In the event the shares of Class A Common Stock are not publicly traded at the time of a Redemption, then the Managing Member shall determine the Common Unit Redemption Price in good faith.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” has, with respect to taxable periods beginning after December 31, 2017, the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder and, with respect to taxable periods beginning on or before December 31, 2017, the meaning assigned to the term “tax matters partner” as defined in Section 6231(a)(7) of the Code prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 6.01(a).

“Control” (including the terms “Controlling” and “Controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Person” means (a) each Member or an Affiliate thereof, in each case in such capacity; (b) each officer, director, equityholder, member, partner, employee, representative, agent or trustee of a Member or a current or former Affiliate thereof, in each case in such capacity; or (c) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of the Managing Member, the Company or a current or former Affiliate controlled thereby, including the Company Representative, in each case in such capacity.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Managing Member.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“EGH” means Endeavor Group Holdings, Inc., a Delaware corporation.

“Employee Holdco Members” means any holding company that holds Units on behalf of employees or other service providers of PubCo, the Company or any of their respective subsidiaries.

“Employee Member” means (a) any current or former employee or other service provider of PubCo, the Company or their respective Subsidiaries that holds Common Units (directly or indirectly through an Employee Holdco Member) as of the date hereof and (b) any other employee or other service provider of PubCo, the Company or their respective Subsidiaries who receives Units (directly or indirectly through an Employee Holdco Member) after the date hereof and is designated as an “Employee Member” by the Managing Member, in each case, in such employee or other service provider’s capacity as a holder of such Units.

“Employee Units” means the Common Units held (directly or indirectly through an Employee Holdco Member) by an Employee Member or Employee Holdco Member.

“Endeavor Members” means EOC, January Holdco, January Sub and each of their respective Permitted Transferees who own Units.

“EOC” means Endeavor Operating Company, LLC, a Delaware limited liability company.

“Equity Incentive Plan” means any equity incentive or similar plan, agreement or arrangement adopted or entered into by the Company, PubCo or any of their Affiliates that is effective on or after the date hereof, including, without limitation, PubCo’s 2023 Incentive Award Plan.

“Equity Securities” means, with respect to any Person, any (a) membership interests, partnership interests or shares of capital stock; (b) equity, ownership, voting, profit or participation interests; or (c) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“Exchange Act” means the Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future Law.

“Family Member” means, with respect to a Person, such Person’s spouse, domestic partner, parents, grandparents, lineal descendants or siblings, including any Affiliates thereof; any trust, family-partnership or estate-planning vehicle, corporation, limited liability company, partnership or other entity of which all of the economic beneficial ownership thereof belongs to such Person or their Family Members; a charitable institution controlled by such Person and/or their Family Members; an individual mandated under a qualified domestic relations order; and a legal or personal representative of such Person and/or their Family Members in the event of death or disability.

“Fiscal Year” means (a) the Company’s fiscal year, which shall initially be the twelve (12) month period ending on December 31 of each year and which may be changed from time to time as determined by the Managing Member; and (b) for purposes of the allocations described in Article V, any other tax period for which such allocations will be made.

“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, by and among the Company, PubCo, EGH, EOC, January Holdco, January Sub and Vincent K. McMahon (as may be amended, restated, supplemented or otherwise modified from time to time).

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof and the SEC, any non-US regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company or any of its Subsidiaries.

“Initial Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of immediately following the execution hereof, the amount of which is set forth on the Member Schedule.

“January Holdco” means January Capital Holdco, LLC, a Delaware limited liability company.

“January Sub” means January Capital Sub, LLC, a Delaware limited liability company.

“Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets, in each case, as amended unless expressly specified otherwise.

“Liquidation” means a liquidation or winding up of the Company.

“Liquidity Loans” mean loans from the Company to a Member (a) bearing a rate of interest no greater than the cost of capital to the Company or its subsidiaries under the then-existing credit arrangements of the Company or its Subsidiaries plus 50 basis points (or if no such credit arrangements then exist, a market rate of interest as determined based on advice from a nationally recognized investment banking or accounting firm) and (b) in respect of loans to PubCo, requiring repayment prior to the Redemption Date in respect of an Endeavor Member exercising a Redemption Right (unless waived in writing by such Endeavor Member).

“Managing Member” means (a) PubCo, so long as PubCo has not withdrawn as the Managing Member pursuant to Section 7.02, and (b) any successor thereof appointed as Managing Member in accordance with Section 7.02.

“Member” means any Person named as a Member of the Company on Schedule A and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Net Income” and “Net Loss” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(d) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(e) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(f) if the Carrying Value of any Company asset is adjusted in accordance with clause (b) of the definition of Carrying Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.04(b) shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.04(b) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings, case law or Internal Revenue Service guidance interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law).

“Percentage Interest” means, with respect to any Member, a fractional amount, expressed as a percentage: (a) the numerator of which is the aggregate number of Units owned of record thereby, and (b) the denominator of which is the aggregate number of Units issued and outstanding. The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, Governmental Authority or other entity.

“Prime Rate” means the rate of interest from time to time identified by The Wall Street Journal, as being the “prime” rate (or if The Wall Street Journal does not identify such a rate, the “prime” rate as identified by another newspaper of national circulation).

“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated on or about the date hereof, by and among Vincent K. McMahon, PubCo and the other Members.

“Relative Percentage Interest” means, with respect to any Member relative to another Member or Members, a fractional amount, expressed as a percentage, (a) the numerator of which is the Percentage Interest of such Member, and (b) the denominator of which is (i) the Percentage Interest of such Member plus (ii) the aggregate Percentage Interest of such other Member or Members.

“SEC” means the US Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means, with respect to any applicable Redemption, a number of shares of Class A Common Stock equal to the number of Redeemed Units.

“Stock Exchange” means the New York Stock Exchange.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof (including (a) any limited partnership of which such Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (b) any limited liability company of which such Person, directly or indirectly, is the managing member or otherwise has the power to direct or cause the direction of the management and policies thereof).

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.

“Tax Distribution” means a distribution made by the Company pursuant to Section 5.03(e)(i).

“Tax Distribution Amount” means, with respect to any Member, an amount equal to the excess of (a) the product of (i) the Tax Rate multiplied by (ii) the estimated or actual cumulative taxable income or gain of the Company, as determined for U.S. federal income tax purposes, allocated to such Member for any Fiscal Year (or portion thereof) beginning after the closing of the WWE Transaction (excluding any income or gain allocations made pursuant to Section 704(c) of the Code), less prior taxable loss or deductions of the Company allocated to such Member for full or partial Fiscal Years commencing on or after the Closing Date (as defined in the WWE Transaction Agreement), in each case, as determined by the Managing Member over (b) the cumulative Distributions made to such Member after the Closing Date (as defined in the WWE Transaction Agreement) pursuant to Section 5.03 with respect to Fiscal Years (including any portion thereof) beginning after the Closing Date (as defined in the WWE Transaction Agreement).

“Tax Rate” means the highest marginal tax rates for an individual or corporation that is resident in New York City or Los Angeles, California (whichever is highest) applicable to ordinary income, qualified dividend income or capital gains or any other applicable class of income, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for federal income tax purposes and any limitations thereon (in each case as reasonably determined by the Managing Member), which Tax Rate shall be the same for all Members.

“Trading Day” means a day on which the Stock Exchange or such other principal US securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Trading Policy” means any exchange and/or insider trading policy that may be established by PubCo, as may be amended from time to time.

“Transaction Documents” means the WWE Transaction Agreement and the Ancillary Agreements (as defined therein).

“Transfer” means directly, indirectly or synthetically, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of any Equity Security or any legal or beneficial interest in such Equity Security, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of Law; provided, however, that the following shall not be considered a “Transfer”: (a) entering into a voting or support agreement (with or without granting a proxy) in support of, or any Transfer to effectuate, any merger, consolidation or other business combination of the Company or PubCo that has been approved by the Managing Member, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Common Units and shares of Class A Common Stock receive the same consideration per share paid in the tender offer); (b) the pledge of Equity Securities of the Company or PubCo by an Employee Member that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such Employee Member continues to exercise sole voting control over such pledged shares and such pledged shares are not transferred to or registered in the name of the pledgee; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”; (c) the fact that the spouse of any holder of Units, shares of Class A Common Stock or shares of Class B Common Stock possesses or obtains an interest in such holder’s Units, shares of Class A Common Stock or shares of Class B Common Stock, as applicable, arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such Units, shares of Class A Common Stock or Class B Common Stock, as applicable; or (d) any direct or indirect sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of any equity interest or any legal or beneficial interest in any equity interest of EGH, the Endeavor Members or any of their respective Subsidiaries (other than PubCo, the Company or their respective Subsidiaries).

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time.

“Trust” means, with respect to any Person, (a) a revocable trust that is treated as a grantor trust for income tax purposes; provided, that and only so long as (i) the beneficiaries of such Trust include only such Person and such Person’s spouse, domestic partner, parents, grandparents, siblings or lineal descendants; (ii) the Trust shall agree in writing to be bound by the terms of this Agreement; and (iii) the Transferor retains exclusive voting control over the Units or other securities so Transferred, in a trustee capacity or otherwise or (b) any other trust that is solely for bona fide estate planning purposes that shall not, and shall not be used to, circumvent the provisions herein; provided, that and only so long as the beneficiaries of such Trust include only such Person and such Person’s spouse, domestic partner or lineal descendants.

“Whale Merger Sub” means Whale Merger Sub, Inc., a Delaware corporation.

“WWE” means World Wrestling Entertainment, Inc., a Delaware corporation.

“WWE Transaction” has the meaning set forth in the Recitals.

“WWE Transaction Agreement” means that certain Transaction Agreement, dated as of April 2, 2023, by and among EGH, EOC, the Company, WWE, PubCo and Whale Merger Sub (as may be amended, restated, supplemented or otherwise modified from time to time).

“Units” means Common Units or any other type, class or series of limited liability company interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided, that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the limited liability company interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unvested Unit” means, on any date of determination, any Unit held by a Member (directly, or indirectly through an Employee Holdco Member) that is not “vested” in accordance with such Member’s (or its direct or indirect Transferor’s) applicable Award Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

ACT	8.04
Agreement	Preamble
Cause	13.16
Certificate	Preamble
Company	Preamble
Controlled Entities	11.02(d)(ii)
Direct Redemption	9.01(c)
Dissolution Event	12.01(c)
Economic PubCo Security	4.01(a)
Election Notice	9.01(a)
Employee Holdco Member	10.01
Employee Holdco Member Action	10.01
Employee Holdco Member Interests	10.01
Employee Holdco Redemption Right	9.06(a)
Employee Redemption Price	9.06(a)
Employee Unit Redemption Date	9.06(a)
Employee Unit Redemption Notice	9.06(a)
Employee Unit Redemption Right	9.06(a)
Expenses	11.02(d)(ii)
Indemnification Sources	11.02(d)(ii)
Indemnitee-Related Entities	11.02(d)(ii)(A)
Initial PubCo Ownership Percentage	Preamble
Jointly Indemnifiable Claims	11.02(d)(ii)(B)
Member Schedule	3.01(b)
Officers	7.05(a)
Permitted Transfer	8.01(f)
Permitted Transferee	8.01(f)
Prior Agreement	Preamble
PROCESS AGENT	13.05(b)
Proposed Regulations	6.02(b)
PubCo	Preamble
Redeemed Employee Member	9.06(a)
Redeemed Employee Units	9.06(a)
Redeemed Units	9.01(a)
Redeeming Member	9.01(a)
Redemption	9.01(a)
Redemption Date	9.01(a)
Redemption Notice	9.01(a)
Redemption Right	9.01(a)
Regulatory Allocations	5.04(c)
Restatement Date	Preamble
Specified Covenants	11.02(a)
Transferor Member	5.02(c)
Withholding Advances	5.06(b)
WWE LLC	Preamble
WWE Merger	Preamble
WWE Surviving Entity	Preamble
WWE Transaction	Preamble

Section 1.02 Other Definitional and Interpretative Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term, the singular. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, but in the case of each of the foregoing, only to the extent that such amendment, modification, supplement, restatement, waiver or consent is effected in accordance with this Agreement. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

ARTICLE II

THE COMPANY

Section 2.01 Continuation of the Company. The Members hereby agree to continue the Company as a limited liability company pursuant to the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. The authorized officer or representative, as an “authorized person” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the Certificate and such other certificates and documents (and any amendments or restatements thereof) as may be required under the Laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. The authorized officer or representative shall, on request, provide any Member with copies of each such document as filed and recorded. The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Delaware Act.

Section 2.02 Name. The name of the Company shall be TKO Operating Company, LLC. The Managing Member may change the name of the Company in its sole discretion and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or necessary or advisable to effect such change.

Section 2.03 Term. The term of the Company began on July 27, 2016, the date the Certificate was filed with the Secretary of State of the State of Delaware, and the Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XII.

Section 2.04 Registered Agent and Registered Office. The name of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, and the address of such registered agent and the address of the registered office of the Company in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. Such office and such agent may be changed to such place within the State of Delaware and any successor registered agent, respectively, as may be determined from time to time by the Managing Member in accordance with the Delaware Act.

Section 2.05 Purposes. The Company has been formed for the object and purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Delaware Act.

Section 2.06 Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.05.

Section 2.07 Partnership Tax Status. The Members intend that the Company shall be treated as a partnership for federal, state and local tax purposes to the extent such treatment is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith.

Section 2.08 Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Managing Member.

Section 2.09 Ownership of Property. Legal title to all Property conveyed to, or held by, the Company or its Subsidiaries shall reside in the Company or its Subsidiaries, as applicable, and shall be conveyed only in the name of the Company or its Subsidiaries, as applicable, and no Member or any other Person, individually, shall have any ownership of such Property.

ARTICLE III

UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01 Units; Admission of Members.

(a) Each Member’s ownership interest in the Company shall be represented by Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, set forth in this Agreement.

(b) The Managing Member shall have the right to authorize and cause the Company to issue an unlimited number of Common Units. The number and type of Units issued to each Member shall be set forth opposite such Member’s name on Schedule A (the “Member Schedule”). The Member Schedule shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption or Transfer, the admission of Additional Members or Substitute Members and the resulting Percentage Interest of each Member. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

(c) Subject to Section 3.01(a) and Article IV, the Managing Member may cause the Company to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series, in each case, having the designations, preferences and/or special rights as may be determined by the Managing Member. Such Units or other Equity Securities may be issued pursuant to such agreements as the Managing Member shall approve in its discretion. When any such other Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Managing Member to reflect such additional issuances.

(d) If any Units are subject to an Award Agreement or the Equity Incentive Plan, such Units may be subject to vesting and other terms and conditions set forth in such Award Agreements or such Equity Incentive Plan. Unvested Units shall be subject to the terms of this Agreement and the applicable Award Agreements and any Equity Incentive Plan, and the Managing Member shall interpret and administer the Award Agreements and Equity Incentive Plan and adopt such amendments thereto or otherwise determine the terms and conditions of such Unvested Units in good faith in accordance with this Agreement and the applicable Award Agreements and Equity Incentive Plan. Unvested Common Units that fail to vest and are forfeited by the applicable Member shall be cancelled by the Company (and corresponding shares of Class B Common Stock held by the applicable Member (if any) shall be cancelled, in each case for no consideration) and shall not be entitled to any distributions pursuant to Section 5.03.

(e) Unless the Managing Member otherwise directs, Units will not be represented by certificates.

Section 3.02 Substitute Members and Additional Members.

(a) Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue, on such terms as may be determined by the Managing Member, additional Units. No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement (including Article VIII) and (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Managing Member deems necessary or desirable, in its sole discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided, that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall, except as explicitly set forth herein, be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member. In the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.02(a), the Managing Member shall make such administrative amendments to this Agreement (including Schedule A) as are necessary to reflect such admission, and any such administrative amendments of this Agreement (including Schedule A) in connection therewith shall only require execution by the Company and such Substitute Member or Additional Member, as applicable, to be effective.

(b) If a Member shall Transfer all (but not less than all) of its Units, the Member shall thereupon cease to be a Member of the Company.

Section 3.03 Tax and Accounting Information.

(a) Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Managing Member in accordance with Law. In making such decisions, the Managing Member may rely upon the advice of the independent accountants of the Company.

(b) Records and Accounting Maintained. For financial reporting purposes, unless otherwise determined by PubCo’s audit committee, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions. For tax purposes, the books and records of the Company shall be kept on the accrual method. The Fiscal Year of the Company shall be used for financial reporting and for federal income tax purposes.

(c) Financial Reports.

(i) The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of PubCo (or, if such firm declines to perform such audit, by an accounting firm selected by the Managing Member).

(ii) In the event that neither PubCo nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver, or cause to be delivered, the following to each Member (other than the Employee Holdco Members):

(A) not later than ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(B) not later than forty five (45) days or such later time as permitted under applicable securities law after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the Fiscal Year and ending on the last day of such quarter.

(d) Tax Returns.

(i) The Company shall timely cause to be prepared all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. All income and material franchise tax returns of the Company will be provided to each of PubCo and EOC for their review and comment a reasonable period of time prior to filing.

(ii) The Company shall furnish to each Member as soon as reasonably practical after the end of each Fiscal Year, all information concerning the Company and its Subsidiaries reasonably required for the preparation of tax returns of such Members (or any beneficial owner(s) of such Member), including a report (including Schedule K-1), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other tax returns.

(e) Inconsistent Positions. No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item unless (i) otherwise required by applicable Law and (ii) such Member notifies the Company of the different position the Member desires to take and the Company’s regular tax advisors, after consulting with the Member, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Company’s position outweigh the arguments in favor of the Member’s position.

Section 3.04 Books and Records. The Company shall keep full and accurate books of account and other records of the Company at its principal place of business. No Member (other than the Managing Member) shall have any right to inspect the books and records of PubCo, the Company or any of its Subsidiaries.

Section 3.05 Equity Incentive Plans. If, at any time or from time to time, in connection with any Equity Incentive Plan, equity incentive awards are granted to, vested, settled or exercised by any grantee (including employees of the Company and its Subsidiaries), such awards shall be administered between the Company, PubCo and their respective Affiliates in accordance with an equity grant policy adopted by the Company and PubCo, as may be amended from time to time, which policy shall comply with the terms of this Agreement (including Section 4.02).

ARTICLE IV

PUBCO OWNERSHIP; RESTRICTIONS ON PUBCO UNITS

Section 4.01 PubCo Ownership.

(a) Except in connection with Redemptions under Article IX, if at any time PubCo issues a share of Class A Common Stock or any other Equity Security of PubCo entitled to any economic rights (an “Economic PubCo Security”) with regard thereto, (i) the Company shall issue to PubCo an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Common Units (if PubCo issues shares of Class A Common Stock) or such other Equity Securities of the Company (if PubCo issues Economic PubCo Securities other than a share of Class A Common Stock) corresponding to such Economic PubCo Security, with substantially the same rights to dividends and distributions (including distributions upon liquidation of PubCo) and other economic rights as those of such Economic PubCo Security and (ii) in exchange for the issuances in the foregoing clause (i), the net proceeds or contributed proceeds (in cash or property, as the case may be) received by PubCo with respect to the corresponding issuance of Class A Common Stock or other Economic PubCo Securities, if any, shall be concurrently contributed by PubCo to the Company.

(b) Notwithstanding Section 4.01(a), this Article IV shall not apply (i) to the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (it being understood that upon a Redemption involving a Share Settlement under Article IX, the shares of Class A Common Stock issued therein will be issued together with such corresponding right) or (ii) other than as set forth in Section 4.01(c), to the issuance under PubCo’s Equity Incentive Plan or PubCo’s other employee benefit plans of any warrants, options or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo; but shall, in each of the foregoing cases, apply to the issuance of Equity Securities of PubCo in connection with the grant, vesting, exercise or settlement of such rights, warrants, options or other rights or property in accordance with the equity grant policy described in Section 3.05.

(c) For the avoidance of doubt, Section 4.01(a) shall apply to the issuance by PubCo of shares of Class A Common Stock in connection with the settlement or conversion of any WWE Restricted Stock Units, WWE Performance Stock Units, Convertible Notes (each as defined in the WWE Transaction Agreement), warrants, options, dividend equivalent rights or other securities settleable for or convertible into shares of Class A Common Stock, in each case, that (i) were issued or promised prior to the closing of the WWE Transaction, (ii) remained outstanding (and were not settled or converted into shares of PubCo Class A Common Stock) at or following the closing of the WWE Transaction and (iii) were taken into account in determining the fully diluted ownership for purposes of the number of Common Units to be issued to PubCo in connection with the closing of the WWE Transaction such that PubCo’s ownership interest in the Company would be consistent with the Initial PubCo Ownership Percentage. PubCo shall contribute to the Company the net proceeds of any cash payments received by PubCo in connection with the conversion or settlement of any of the foregoing securities into shares of PubCo Class A Common Stock.

Section 4.02 Restrictions on PubCo Units.

(a) The Company may not issue any additional Common Units or any other Equity Securities of the Company to PubCo or any of its Subsidiaries, unless substantially simultaneously therewith PubCo issues or sells an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of shares of Class A Common Stock or other Equity Securities of PubCo with substantially the same rights to dividends and distributions (including distributions upon liquidation of PubCo) and other economic rights as the Equity Securities issued by the Company.

(b) Except as otherwise determined by the Managing Member, (i) PubCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any shares of Class A Common Stock unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo an equal number of Common Units for the same price per security (or, if PubCo uses funds received from distributions from the Company, or the net proceeds from an issuance of shares of Class A Common Stock, to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number of Common Units for no consideration) and (ii) PubCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any other Equity Securities of PubCo, unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation of PubCo) or other economic rights as those of such Equity Securities of PubCo for the same price per security (or such other price as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) (or, if PubCo uses funds received from distributions from the Company or the net proceeds from an issuance of Equity Securities other than shares of Class A Common Stock to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of its corresponding Equity Securities for no consideration). Except as otherwise determined by the

Managing Member, the Company may not redeem, repurchase or otherwise acquire Common Units or the Equity Securities of the Company with economic entitlements from PubCo unless substantially simultaneously therewith PubCo redeems, repurchases or otherwise acquires an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of shares of Class A Common Stock or other applicable Economic PubCo Securities for a corresponding price per security from holders thereof (except that if the Company cancels Common Units for no consideration as described in Section 4.02(b)(i) or (ii), then the price need not be the same). Notwithstanding the immediately preceding sentence, to the extent that any consideration payable to PubCo in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of PubCo, as applicable, is or consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then redemption or repurchase of the corresponding Equity Securities of the Company shall be effectuated in an equivalent manner (except if the Company cancels Common Units or other Equity Securities for no consideration as described in this Section 4.02(b)).

(c) Except as otherwise determined by the Managing Member, the Company shall not in any manner effect any subdivision (by any stock or Unit split, stock or Unit dividend, or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or Unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Common Units or other Equity Securities of the Company unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Equity Securities of PubCo, with corresponding changes made with respect to any other exchangeable or convertible securities.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

DISTRIBUTIONS; ALLOCATIONS

Section 5.01 Capital Contributions.

(a) From and after the date hereof, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution, except as expressly provided in this Agreement.

(b) Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any Property of the Company.

Section 5.02 Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i) Each Member listed on the Member Schedule shall be credited with the Initial Capital Account Balance set forth on the Member Schedule. The Member Schedule shall be amended by the Managing Member and from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Sections 5.02(a)(ii), 5.02(a)(iii), 5.02(a)(iv), 5.02(c) or otherwise.

(ii) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii) To each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.04 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv) In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

(b) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Managing Member reasonably determines that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members), the Managing Member may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XII upon the dissolution of the Company. The Managing Member also shall (x) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (y) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(c) Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.

(d) Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii));and (v) at such other times as determined by the Managing Member consistent with the requirements of the Code and Treasury Regulations; provided, however, that adjustments pursuant to clauses (i), (ii), (iv) and (v) above need not be made if the Managing Member reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members. The Company shall be entitled to take all actions necessary (as determined by the Managing Member) to comply with the provisions of the Code and Treasury Regulations relating to non-compensatory options.

(e) No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(f) Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member, with appropriate adjustments if necessary to reflect the economic differences between Units.

Section 5.03 Amounts and Priority of Distributions.

(a) Distributions Generally. Except as otherwise provided in Article XII and Section 5.03(c), distributions shall be made to the Members as set forth in this Section 5.03, at such times and in such amounts as the Managing Member, in its sole discretion, shall determine.

(b) Distributions to the Members. Subject to Section 5.03(c) and Section 5.03(e), at such times and in such amounts as the Managing Member, in its sole discretion, shall determine, distributions shall be made to the Members in proportion to their respective Percentage Interests; provided, however, that notwithstanding anything in this Section 5.03 to the contrary (other than Section 5.03(e)), distributions shall be made in respect of any Unvested Units if and only if such Unvested Unit is entitled to distributions in the applicable Award Agreement (including upon the vesting of such Unvested Unit in respect of distributions made by the Company to its Members after the issuance of such Unvested Unit and prior to the vesting of such Unvested Unit) and any Unvested Units that are not entitled to receive such distribution shall be disregarded in both the numerator and the denominator for purposes of determining the Percentage Interests of the Members in order to allocate such distribution. Any amounts that are not distributed to holders of such Unvested Units by virtue of the foregoing proviso shall instead be distributed to the Members in accordance with this Section 5.03(b); provided that, to the extent set forth in an Award Agreement, upon vesting of Unvested Units, such Units may be entitled to a disproportionate amount of future distributions (and the other Members’ distributions may be reduced) to take into account distributions made by the Company to its Members after the issuance of such Unvested Unit and prior to the vesting of such Unvested Unit.

(c) PubCo Distributions. Notwithstanding the provisions of Section 5.03(b), (i) the Managing Member may, in its sole discretion, authorize that cash be paid to PubCo (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of Units held by PubCo to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of corresponding Equity Securities of PubCo (in accordance with Section 4.02(b)), and (ii) to the extent that the Managing Member determines in good faith that expenses or other obligations of PubCo are related to its role as the Managing Member or the business and affairs of PubCo that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions shall be made to PubCo (which distributions shall be made without pro rata distributions to the other Members) in amounts required for PubCo to pay (w) operating, administrative and other similar costs incurred by PubCo, to the extent the proceeds are used or will be used by PubCo to pay expenses described in this clause (ii), and payments pursuant to any legal, tax, accounting and other professional fees and expenses, (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, PubCo; (y) fees and expenses (including any underwriters’ discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by PubCo as the Managing Member and (z) other fees and expenses in connection with the maintenance of the existence of PubCo. For the avoidance of doubt, notwithstanding the foregoing, distributions made under this Section 5.03(c) may not be used to pay or facilitate dividends or distributions on the common stock of PubCo or to pay liabilities that are required to be borne by PubCo pursuant to the terms of the WWE Transaction Agreement and must be used solely for one of the express purposes set forth under clause (i) or (ii) of the immediately preceding sentence.

(d) Distributions in Kind. Any distributions in kind shall be made at such times and in such amounts as the Managing Member, in its sole discretion, shall determine based on their fair market value as determined by the Managing Member in the same proportions as if distributed in accordance with Section 5.03(b). If cash and property are to be distributed in kind simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member.

(e) Tax Distributions.

(i) Subject to having available cash and to any applicable legal requirements (including obligations to its creditors as determined by the Managing Member), the Company shall make cash distributions pursuant to this Section 5.03(e)(i) to each Member at least two (2) Business Days prior to the date on which any US federal corporate estimated tax payments are due, in an amount at least equal to such Member’s Tax Distribution Amount (estimated on a quarterly basis by the Managing Member, taking into account estimated taxable income or loss of the Company through the end of the relevant quarterly period). A final accounting for Tax Distributions shall be made after the allocation of the Company’s actual net taxable income or loss has been determined for a fiscal year (or applicable portion thereof) and any shortfall in the amount of Tax Distributions a Member received for such Fiscal Year based on such final accounting shall, to the extent of available cash and to the extent permitted by law and consistent with the Company’s obligations to its creditors as determined by the Managing Member, be promptly distributed to such Member. Notwithstanding anything to the contrary herein, Tax Distributions to the Members under this Section 5.03(e)(i) shall be made pro rata in accordance with the Members’ Percentage Interests. If, on a Tax Distribution date, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Tax Distributions pursuant to this Section 5.03(e) shall be made to the Members to the extent of available funds and the Company shall make future Tax Distributions (pro rata in accordance with the Members’ Percentage Interests) as soon as funds become available (as provided herein) sufficient to pay the remaining portion of Tax Distributions such that each Member has received an amount at least equal to its Tax Distribution Amount.

(ii) Subject to having available cash and to any applicable legal requirements (including obligations to the creditors of the Company and its Subsidiaries as determined by the Managing Member), the Company shall provide liquidity to PubCo in an amount equal to at least its Tax Distribution Amount, determined for this purpose by (i) taking into account allocations of items under Section 704(c) of the Code and (ii) treating the Company as having provided liquidity to PubCo for purposes of this Section 5.03(e)(ii) in the amount of the principal of any Liquidity Loans provided by the Company to PubCo (in addition to the liquidity provided as a result of distributions made under this Section 5.03).

Section 5.04 Allocations.

(a) Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.04(b), Section 5.04(c) and Section 5.04(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 5.03(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 5.03(b), to the Members immediately after making such allocation (assuming, solely for this purpose that all Unvested Units subject to time-based or similar vesting standards were fully vested), minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.04(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided, that an allocation pursuant to this Section 5.04(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.04(b)(iii) were not in the Agreement.

(iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Managing Member consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi) Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss; and (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c) Curative Allocations. The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(vi) and Section 5.04(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.04(c). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.04.

(d) Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.04 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.04 hereof, the limitation set forth in this Section 5.04(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.04(d) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.04(c).

Section 5.05 Other Allocation Rules.

(a) Interim Allocations Due to Percentage Adjustment. If the Members’ interests in the Company change pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year that precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year that occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.04 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the transferred interest to the extent consistent with Section 706 of the Code and the regulations thereunder, and shall be made using any method permitted by Section 706 of the Code and such regulations as determined by the Managing Member.

(b) Tax Allocations: Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company and with respect to “reverse Code Section 704(c)” allocations described in Treasury Regulations Section 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Carrying Value, or its Carrying Value determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using any proper method selected by the Managing Member; provided, that with respect to the forward and reverse Section 704(c) layers created in connection with the WWE Transaction, such allocations shall be made using the “traditional” allocation method under Treasury Regulations Section 1.704-3(b). Subject to the foregoing, any elections or other decisions relating to such allocations shall be made by the Managing Member in its discretion. Allocations pursuant to this Section 5.05(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(c) Liability Allocations; 754 Election. Notwithstanding anything to the contrary in this Agreement, the Company will use its reasonable best efforts to allocate, for tax purposes, Company liabilities in a manner that will avoid any allocation of income, or gain recognition, to January Sub, provided that such allocation is permitted under applicable Law (provided, further, that to the extent such allocation would have an adverse impact on PubCo by subjecting PubCo to allocations of income, or gain recognition, which is not immaterial, then the Company shall make such allocation in good faith in a manner that gives due consideration to each Member’s interest in avoiding income or gain). The Company shall have in effect an election pursuant to Section 754 of the Code for each tax year.

Section 5.06 Tax Withholding; Withholding Advances.

(a) Tax Withholding.

(i) If requested by the Managing Member, each Member shall, if able to do so, deliver to the Managing Member: (A) an affidavit in form satisfactory to the Managing Member that the applicable Member (or its partners, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Law; (B) any certificate that the Company or Managing Member may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company or Managing Member relating to any Member’s status under such Law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), for the avoidance of doubt, the Company may withhold amounts from such Member in accordance with Section 5.06(b).

(ii) After receipt of a written request of any Member or former Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any Governmental Authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any Member. In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided, that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their Relative Percentage Interests.

(b) Withholding Advances. To the extent PubCo or the Company is required by Law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., in connection with the delivery of consideration in connection with a Redemption, backup withholding, Section 1445 of the Code, Section 1446 of the Code or any “imputed underpayment” within the meaning of the Code or, in each case, similar provisions of state, local or other tax Law) (“Withholding Advances”), PubCo or the Company, as the case may be, may withhold such amounts and make such tax payments as so required.

(c) Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Managing Member, be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.06(c), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

(d) Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto). The obligations of a Member with respect to the repayment and reimbursement of Withholding Advances will survive the termination, liquidation, winding up and dissolution of the Company and will survive the partial or complete transfer or redemption of a Member’s interests in the Company. For the avoidance of doubt, the provisions of this Agreement relating to Withholding Advances shall be subject to the terms of the WWE Transaction Agreement, and in no event will the Company recover from any person amounts purportedly constituting Withholding Advances which amounts are subject to indemnification by the Company in favor of such person under the terms of the WWE Transaction Agreement.

Section 5.07 Tax Proceedings. In representing the Company before any Governmental Authorities and courts in tax matters affecting the Company and the Members in their capacity as such, the Company Representative shall, to the extent practicable and permitted under the circumstances, provide each of PubCo and EOC with prompt notice of any such administrative and judicial proceedings (including with respect to any Subsidiary) and keep the Members reasonably informed of any material developments with respect to such administrative and judicial proceedings. Each Member shall reasonably cooperate, and cause their respective Affiliates and agents to cooperate, with each other and each other’s agents (including the Company and its Subsidiaries) with respect to any such tax matter and shall use commercially reasonable efforts to obtain documentation from any Governmental Authority or other third party necessary or helpful with respect to any such tax matter.

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.01 Company Representative.

(a) The Managing Member is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law; provided, that the Managing Member may appoint and replace the Company Representative. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Sections 301.6223-1(b)(3)(i) and (ii). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause the Managing Member (or any Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d).

(b) The Company Representative may retain such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Company Representative and any expenses of the Company Representative incurred in connection with performing its duties as such (including any fees of such professional advisors) shall be reimbursed by the Company (which reimbursement shall not be considered a distribution under Section 5.03). The Company Representative is authorized to take, and shall determine in its sole discretion whether or not the Company will take, such actions and execute and file all statements and forms on behalf of the Company that are approved by the Managing Member and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules (including a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax Law); provided, for the avoidance of doubt, that the exercise of the Company Representative’s authority with respect thereto shall be subject to the terms of the WWE Transaction Agreement (including the consent rights of EOC thereunder). Each Member agrees to cooperate with the Company Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Company Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings. The Managing Member shall have the authority to amend this Section 6.01 to give effect to the Partnership Tax Audit Rules, and each Member agrees to be bound by the provisions of any such amendment.

Section 6.02 Section 83(b) Elections.

(a) Each Member who acquires Units that are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code at the time of such acquisition shall consult with such Member’s tax advisor to determine the tax consequences of such acquisition and the advisability of filing an election under Section 83(b) of the Code with respect to such Units. Each Member who files an election under Section 83(b) of the Code with respect to Units (including each Member who is required to file such an election under this Section 6.02) shall provide a copy of such election and proof of filing of such election to the Company on or before the due date for the filing of such election. It is the sole responsibility of a Member, and not the Company, to file any election under Section 83(b) of the Code even if such Member requests the Company or any of its representatives to assist in making such filing.

(b) The Company and the Manager are authorized to follow the proposed Treasury regulations that were issued on May 24, 2005, regarding the issuance of partnership equity for services (including Prop. Treas. Reg. §§1.83-3, 1.83-6, 1.704-1, 1.706-3, 1.721-1 and 1.761-1), as such regulations may be subsequently amended (the “Proposed Regulations”), upon the issuance of a Company interest for services rendered or to be rendered to or for the benefit of the Company or a subsidiary of the Company, until final Treasury regulations regarding such matters are issued. If the Manager determines to follow the Proposed Regulations, in furtherance of the foregoing, the definition of Capital Accounts and Carrying Value, and the allocations of Net Income and Net Loss set forth in this Agreement, will be made in a manner that is consistent with the Proposed Regulations. The Manager is expressly authorized by each Member to elect to apply the safe harbor set forth in the Proposed Regulations if the provisions of the Proposed Regulations and the proposed Revenue Procedure described in IRS Notice 2005-43, or provisions similar thereto, are adopted as final (or temporary) regulations. If the Manager determines that the Company should make such election, then the Manager is hereby authorized to amend this Agreement without the consent of any other Member to provide that (i) the Company is authorized and directed to elect the safe harbor, (ii) the Company and each of its Members (including any person to whom a partnership interest is transferred in connection with the performance of services) will comply with all requirements of the safe harbor with respect to all Company interests transferred in connection with the performance of services while such election remains in effect and (iii) the Company and each of its Members will take all actions necessary, including providing the Company with any required information, to permit the Company to comply with the requirements set forth or referred to in the applicable Proposed Regulations for such election to be effective until such time (if any) as the Manager determines, in its discretion, that the Company should terminate such election. The Manager is further authorized to amend this Agreement to the extent the Manager determines in its discretion that such modification is necessary or desirable as a result of the issuance of such Treasury regulations relating to the tax treatment of the transfer of a partnership interest in connection with the performance of services or to take actions it determines are necessary or appropriate to ensure that Equity Securities in the Company that are issued that are intended to be treated as profits interests are so treated. Notwithstanding anything to the contrary in this Agreement, each Member expressly confirms and agrees that such Member will be legally bound by any such amendment.

ARTICLE VII

MANAGEMENT OF THE COMPANY

Section 7.01 Management by the Managing Member. Except as otherwise specifically set forth in this Agreement, the Managing Member shall be deemed to be a “manager” for purposes of the Delaware Act. Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled exclusively by the Managing Member in accordance with the terms of this Agreement, and no other Members shall have management authority or rights over the Company or its Subsidiaries. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Managing Member taken in accordance with such rights and powers shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Managing Member shall have all necessary powers to carry out the purposes, business and objectives of the Company and its Subsidiaries. The Managing Member may delegate to Members, employees, officers or agents of the Company or any Subsidiary in its discretion the authority to sign agreements and other documents on behalf of the Company or any Subsidiary. The Managing Member shall have the exclusive power and authority, on behalf of the Company and its Subsidiaries, to take such actions not inconsistent with this Agreement as the Managing Member deems necessary or appropriate to carry on the business and purposes of the Company and its Subsidiaries.

Section 7.02 Withdrawal of the Managing Member . PubCo may withdraw as the Managing Member and appoint as its successor at any time upon written notice to the Company (a) any wholly owned Subsidiary of PubCo, (b) any Person into which PubCo is merged or consolidated or (c) any transferee of all or substantially all of the assets of PubCo, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person as Managing Member shall be effective unless PubCo and the new Managing Member provide all other Members with contractual rights, directly enforceable by such other Members against the new Managing Member, to cause the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.03 Decisions by the Members.

(a) Other than the Managing Member, the Members shall take no part in the management of the Company’s business, shall transact no business for the Company and shall have no power to act for or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, director, officer, agent, independent contractor or consultant to the Company, in which event the duties and liabilities of such Person with respect to the Company as an employee, director, officer, agent, independent contractor or consultant, as applicable, shall be governed by the terms of such engagement with the Company.

(b) Except as expressly provided herein, neither the Members nor any class of Members shall have the power or authority to vote, approve or consent to any matter or action taken by the Company (or by PubCo, as Managing Member).

Section 7.04 Fiduciary Duties. (a) The Managing Member shall, in its capacity as Managing Member, and not in any other capacity, have the same fiduciary duties to the Company and the Members as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); and (b) each Officer shall, in their capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL). Notwithstanding the immediately preceding sentence, neither the Managing Member nor any Officer shall be subject to corporate opportunity or similar doctrines.

Section 7.05 Officers.

(a) Appointment of Officers. The Managing Member may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Managing Member determines are necessary or appropriate. No Officer need be a Member. An individual may be appointed to more than one office.

(b) Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Managing Member from time to time.

(c) Removal, Resignation and Filling of Vacancy of Officers. Unless otherwise set forth in the employment agreement of the applicable Officer, the Managing Member may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Company, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Managing Member.

ARTICLE VIII

TRANSFERS OF INTERESTS

Section 8.01 Restrictions on Transfers.

(a) Except as expressly permitted by Section 8.02, and subject to Section 8.01(b), Section 8.01(c), Section 8.01(d) and Section 8.01(e), any Award Agreement, Equity Incentive Plan and/or any other agreement between such Member and the Company, PubCo or any of their respective Controlled Affiliates (including, with respect to the Endeavor Members, the Governance Agreement), without the prior written approval of the Managing Member, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto. Any such Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Member of Units in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio.

(b) Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article VIII that:

(i) the Transferor shall have provided to the Company prior notice of such Transfer;

(ii) the Transferee shall agree in writing to be bound by this Agreement by signing and delivering to the Company a joinder substantially in a form acceptable to the Company;

(iii) the Transfer shall comply with all applicable Laws and such reasonable representations as may be required by the Managing Member;

(iv) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Equity Securities;

(v) to the knowledge of the Transferee and Transferor after reasonable inquiry of the Company, the Transfer shall not impose material liability or material reporting obligations on the Company or any Member thereof in any jurisdiction, whether domestic or foreign, or result in the Company or any Member thereof becoming subject to the jurisdiction of any Governmental Authority anywhere, other than the Governmental Authorities in which the Company is then subject to such liability, reporting obligation or jurisdiction; and

(vi) such Transfer shall comply with Article IX (to the extent Article IX governs such Transfer of Units).

(c) Notwithstanding any other provision of this Agreement to the contrary, without the prior written consent of the Managing Member, no Member shall Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the Managing Member, would:

(i) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors);

(ii) cause the Company to (i) be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder or (ii) fail to qualify for the safe harbor contained in Treasury Regulations Section 1.7704-1(h); or

(iii) cause the Company to be required to register under the U.S. Investment Company Act of 1940.

(d) Any Transfer of Units pursuant to this Agreement, including this Article VIII, shall be subject to the provisions of Section 3.01 and Section 3.02.

(e) For the avoidance of doubt, and notwithstanding anything herein to the contrary, in addition to any restrictions on Transfer set forth in this Article VIII that may apply to such Transfer, (i) any Transfer of Units by any Member shall be subject to the restrictions on Transfer applicable thereto pursuant to any Award Agreement to which such Member is a party or pursuant to an applicable Equity Incentive Plan, (ii) any Transfer of Employee Holdco Member Interests (as defined below) shall be subject to the restrictions on Transfer applicable thereto pursuant to applicable organizational documents of such Employee Holdco Member and (iii) any Transfer by the Endeavor Members shall be subject to the restrictions on Transfer and other provisions applicable thereto pursuant to the Governance Agreement.

(f) Notwithstanding anything contained in this Agreement to the contrary, any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not Transfer any Common Units (including, for the avoidance of doubt, in connection with a Redemption), unless such Member and the Transferee have delivered to the Company, in respect of the relevant Transfer (or Redemption), written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable Governmental Entity or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding.

Section 8.02 Certain Permitted Transfers. Notwithstanding anything to the contrary herein, but subject to compliance with Sections 8.01(b) through (e), the following Transfers shall be permitted (any such Transfer, a “Permitted Transfer” and, the applicable Transferee, a “Permitted Transferee”):

(a) Any Transfer of Units to any Employee Holdco Member or Employee Holdco Member Member in connection with (i) the exercise of any repurchase or redemption right in respect of such Units of such Employee Holdco Member or Employee Holdco Member Member pursuant to the terms of the applicable organizational documents of such Employee Holdco Member, (ii) the exercise of any right of such Employee Holdco Member or Employee Holdco Member Member to be distributed such Units pursuant to the terms of the applicable organizational documents of such Employee Holdco Member (including in connection with a Redemption) or (iii) the liquidation, dissolution and/or winding up of any Employee Holdco Member;

(b) Any Transfer of (i) membership interests in an Employee Holdco Member or (ii) Units, in each case, by or on behalf of an Employee Member (or one of his or her other Permitted Transferees) to its Family Members or Trusts (or back to such Employee Member);

(c) Any Transfer by any Endeavor Member or any of their Affiliates that is permitted pursuant to the terms of the Governance Agreement;

(d) Any Transfer pursuant to the terms of Article IX; and

(e) Any Transfer by any Endeavor Member to any Affiliate of an Endeavor Member.

Section 8.03 Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

Section 8.04 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON                            , 2023, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TKO OPERATING COMPANY, LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND TKO OPERATING COMPANY, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY TKO OPERATING COMPANY, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units that cease to be Units in accordance with the definition thereof.

ARTICLE IX

REDEMPTION RIGHTS

Section 9.01 Redemption Right of a Member.

(a) Subject to (i) the terms of any Trading Policy (including any Black-Out Period contained therein) and (ii) the waiver or expiration of any contractual lock-up period relating to the shares of PubCo (or any corresponding Units) that may be applicable to such Member (including pursuant to the Governance Agreement), each Member (other than PubCo) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding any Common Units that are subject to vesting conditions or subject to Transfer limitations pursuant to this Agreement or an applicable Award Agreement or Equity Incentive Plan) in whole or in part (the “Redemption Right”) at any time and from time to time. A Member desiring to exercise its Redemption Right (a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company, with a copy to PubCo. The Redemption Notice shall specify (i) the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than two (2) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”) and (ii) if the Redeemed Units are to be issued other than in the name of the Redeeming Member, the name(s) of the Person(s) in whose name or on whose order the shares of Class A Common Stock are to be issued; provided, that (A) if, as of the date of the Redemption Notice, the sum of (x) the aggregate amount of PubCo’s cash balance plus (y) the aggregate amount of any outstanding loans made by PubCo to the Company pursuant to the Cash Management Policy exceeds One Hundred Million Dollars ($100,000,000) (as determined by the Managing Member in good faith), then the Redemption Date shall be deemed to be the date that is thirty (30) days following the date of the Election Notice (as defined below) and (B) the Redemption Notice may specify that the Redemption is to be contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Share Settlement into which the Redeemed Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Share Settlement would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; provided, further that the Redeeming Member may withdraw or amend a Redemption Notice, in whole or in part, prior to the effectiveness of the Redemption, at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Redemption Date (or any such later time as may be required by applicable Law) by delivery of a written notice of withdrawal to the Company (with a copy to PubCo), specifying (1) the number of withdrawn Units, (2) if any, the number of Units as to which the Redemption Notice remains in effect and (3) if the Redeeming Member so determines, a new Redemption Date or any other new or revised information permitted in the Redemption Notice. Following receipt of the Redemption Notice, and in any event at least one (1) Business Day prior to the Redemption

Date, PubCo shall deliver to the Redeeming Member a notice specifying whether it elects to settle the Redemption with a Share Settlement or a Cash Settlement (an “Election Notice”). If the Election Notice specifies a Cash Settlement, then on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company and (y) an equal number of shares of Class B Common Stock to PubCo;

(ii) the Company shall (x) cancel the Redeemed Units, (y) pay to the Redeeming Member the applicable Cash Settlement and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 9.01(a) and the Redeemed Units; and

(iii) PubCo shall cancel and retire for no consideration the shares of Class B Common Stock that were Transferred to PubCo pursuant to Section 9.01(a)(i)(y) above.

(b) If the Election Notice specifies a Share Settlement, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv) PubCo shall have disclosed in good faith to such Redeeming Member any material non-public information concerning PubCo, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and PubCo does not permit such disclosure);

(v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Redemption;

(viii) PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix) the Redemption Date would occur three Business Days or less prior to, or during, a Black-Out Period.

(c) If the Election Notice specifies a Share Settlement, unless the Redeeming Member has revoked the applicable Redemption as provided in Section 9.01(b), PubCo shall settle such Redemption on the Redemption Date by Transferring the Share Settlement directly to the Redeeming Member in exchange for the Redeemed Units (a “Direct Redemption”). In connection with a Direct Redemption, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date): (i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances, the Redeemed Units and an equal number of shares of Class B Common Stock to PubCo; (ii) PubCo shall Transfer to the Redeeming Member the Share Settlement; (iii) PubCo shall cancel and retire for no consideration such shares of Class B Common Stock; and (iv) the Company shall register PubCo as the owner of the Redeemed Units and, if the Redeemed Units are certificated, shall issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 9.01(c) and the Redeemed Units. In furtherance of the foregoing, each of the Company and the Redeeming Member shall take all actions reasonably requested by PubCo to effect the transactions contemplated by this Section 9.01(c), including executing and delivering any document reasonably requested by PubCo in connection therewith.

(d) The number of shares of Class A Common Stock applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units, dividends previously paid with respect to Class A Common Stock or cash or cash equivalents held by PubCo; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided, further, however, that a Redeeming Member shall be entitled to receive any and all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.

(e) In the case of a Share Settlement, in the event a reclassification, reorganization, recapitalization or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction.

Section 9.02 Reservation of Shares of Class A Common Stock; Listing; Certificate of PubCo, etc.

(a) At all times PubCo shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in a Redemption such number of shares of Class A Common Stock as would be issuable upon the Redemption of all outstanding Common Units (other than those held by PubCo); provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations in respect of any such Redemption by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of PubCo). PubCo shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption in which a Share Settlement is made, to the extent a registration statement is effective and available for such shares. PubCo shall use its reasonable best efforts to list the Class A Common Stock required to be delivered upon any such Redemption prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). PubCo covenants that all Class A Common Stock issued upon a Redemption in which a Share Settlement is made will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article IX shall be interpreted and applied in a manner consistent with any corresponding provisions of PubCo’s certificate of incorporation (if any).

(b) Subject to the terms of the Registration Rights Agreement, PubCo covenants and agrees to deliver shares of the Share Settlement, if requested, pursuant to an effective registration statement under the Securities Act with respect to any Redemption to the extent that a registration statement is effective and available for such shares. In the event that any Redemption in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Redeeming Member requesting such Redemption, PubCo and the Company shall use reasonable best efforts to promptly facilitate such Redemption pursuant to an available exemption from such registration requirements.

(c) PubCo agrees that it has taken all or will take such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo. The authorizing resolutions shall be approved by either PubCo’s board of directors or a committee composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of PubCo.

Section 9.03 Effect of Exercise of Redemption. This Agreement shall continue notwithstanding the consummation of a Redemption and all other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption shall relieve such Redeeming Member of any prior breach of this Agreement.

Section 9.04 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that, in the event PubCo delivers a timely Election Notice with respect to a Redemption, such Redemption shall be treated as a direct exchange between PubCo and the Redeeming Member for US federal and applicable state and local income tax purposes (and in furtherance thereof, the parties agree that any Cash Settlement will be treated as a disguised sale of partnership interests for U.S. federal income tax purposes to the fullest extent permitted by applicable Law).

Section 9.05 Other Redemption Matters.

(a) Each Redemption shall be deemed to be effective immediately prior to the close of business on the Redemption Date, and, in the case of a Share Settlement, the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) shall be deemed to be a holder of the Equity Securities issued in such Share Settlement, from and after that time, until such Equity Securities have been disposed of. As promptly as practicable on or after the Redemption Date, PubCo shall deliver or cause to be delivered to the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) the number of the Share Settlement deliverable upon such Redemption, registered in the name of such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued). To the extent the Share Settlement is settled through the facilities of The Depository Trust Company, PubCo will, subject to Section 9.05(c) below, upon the written instruction of a Redeeming Member, deliver or cause to be delivered the shares of the Share Settlement deliverable to such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member.

(b) Subject to Section 9.05(c), the shares of Share Settlement issued upon a Redemption shall bear a legend in substantially the following form:

THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(c) If (i) any shares of the Share Settlement may be sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, (ii) all of the applicable conditions of Rule 144 are met or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, PubCo, upon the written request of the Redeeming Member thereof shall promptly provide such Redeeming Member or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Redeeming Member shall provide PubCo with such information in its possession as PubCo may reasonably request in connection with the removal of any such legend.

(d) PubCo shall bear all of its own expenses in connection with the consummation of any Redemption, whether or not any such Redemption is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption; provided, however, that if any of the Share Settlement is to be delivered in a name other than that of the Redeeming Member that requested the Redemption (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Redeeming Member), then such Redeeming Member and/or the Person in whose name such shares are to be delivered shall pay to PubCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable. The Redeeming Member shall bear all of its own expenses in connection with the consummation of any Redemption (including, for the avoidance of doubt, expenses incurred by such Redeeming Member in connection with any Redemption that are invoiced to the Company).

Section 9.06 Employee Unit Redemption Right.

(a) If any Employee Holdco Member elects pursuant to the rights in favor of, and exercisable by, such Employee Holdco Member, the Company, the Managing Member, PubCo or any of their respective Subsidiaries under an Award Agreement or Equity Incentive Plan to redeem or repurchase (whether at a discount or otherwise), or otherwise have forfeited, any Employee Holdco Member Interests held by an Employee Member (other than in connection with a Redemption contemplated by Section 9.01 directly as a result of a request from an Employee Holdco Member Member to redeem his or her equity interests in the Employee Holdco Member in accordance with the organizational documents of such Employee Holdco Member) (such redemption right, an “Employee Holdco Redemption Right”) and effects all or any portion of such redemption by exchanging Employee Units for Employee Holdco Member Interests held by such Employee Member (the “Redeemed Employee Member”), then the applicable Employee Holdco Member shall have the right (an “Employee Unit Redemption Right”), exercisable by delivering a written notice to the Company (an “Employee Unit Redemption Notice”), to require the Company to repurchase any or all of the Employee Units that are transferred to the Redeemed Employee Member by the Employee Holdco Member (the “Redeemed Employee Units”) at a price per Redeemed Employee Unit equal to the redemption price contemplated by the Employee Holdco

Redemption Right (which, for the avoidance of doubt, will take into account any discount set forth in the applicable Award Agreement or Equity Incentive Plan or the organizational documents of such Employee Holdco Member or otherwise) (the “Employee Redemption Price”). The Employee Unit Redemption Notice shall set forth the number of Employee Units to be repurchased by the Company and shall include a copy of any notice(s) delivered in connection with the Employee Holdco Redemption Right. The Company shall, promptly after receiving an Employee Unit Redemption Notice, deliver to the applicable Employee Holdco Member a notice setting forth the Employee Redemption Price to be paid for the Redeemed Employee Units and the date (not later than sixty (60) days after receipt of the Employee Unit Redemption Notice) and place for the closing of the transaction (such date, the “Employee Unit Redemption Date”). The Company may elect, in its sole discretion, to pay for the Redeemed Employee Units by any combination of the following: (i) delivery of a cashier’s check or wire transfer of immediately available funds; (ii) issuance of an unsecured subordinated note bearing interest (payable in installments and/or at maturity) at a simple rate per annum equal to the prime rate; (iii) PubCo’s issuance of shares of Class A Common Stock (which transaction may, at the election of PubCo, be settled via a direct transfer of such shares to the applicable Member in exchange for the Redeemed Employee Units; provided, that, to the extent that the relevant Employee Redemption Price is less than the fair market value of the Redeemed Employee Units, the applicable Employee Holdco Member shall redeem and cancel a portion of the Employee Units consistent with the procedure described in the last proviso in this sentence prior to the transfer of shares of Class A Common Stock to the Employee Member pursuant to this clause (iii)); or (iv) by offsetting against any indebtedness or obligations for advanced or borrowed funds owed to the Company, PubCo, the Employee Holdco Member or any of their respective Affiliates by the applicable Employee Member subject to the Employee Unit Redemption Notice; provided, that, if the Company does not elect a method of payment, the Employee Units shall be paid for in accordance with clause (i); provided further, that, in the event the Employee Redemption Price is less than the fair market value of the applicable Employee Units (i.e., the Employee Units are to be redeemed or repurchased at a discount, or otherwise forfeited), and the applicable Employee Holdco Member elects to exercise the Employee Holdco Redemption Right at such Employee Redemption Price by redeeming and cancelling a portion of the Employee Units for no consideration in accordance with the applicable organizational documents of such Employee Holdco Member, the Company shall cause the Redeemed Employee Units to be cancelled and retired for no consideration, such that the fair market value of the Employee Units corresponding to the Employee Holdco Member Interests of such Employee Holdco Member Member that are not cancelled and retired reflects such discount or forfeiture (as provided for in the applicable organizational documents of such Employee Holdco Member). For the avoidance of doubt, (x) notwithstanding anything in this Section 9.06 to the contrary, if an Employee Holdco Member, on the one hand, and an applicable Employee Member, on the other hand, agree that, or it otherwise becomes the case that, the consideration payable by such Employee Holdco Member to such Employee Member in connection with an Employee Holdco Redemption Right shall be less than one hundred percent (100%) of fair market value of the Employee Units (or corresponding Employee Holdco Member Interests), then the consideration payable by the Company to the applicable Employee Holdco Member pursuant to this Section 9.06 shall be reduced accordingly so that the Company shall only be obligated to pay a price per Redeemed Employee Unit equal to the price per corresponding Employee Holdco Member Interest attributable to such Redeemed Employee Unit actually contemplated by the Employee Holdco Redemption Right, and (y) to the extent an Employee Holdco Member exercises the Employee Unit Redemption Right pursuant to any rights it may have under any Award Agreement, this Section 9.06 shall apply, regardless of whether or not prior to, on or after the exercise of the Employee Unit Redemption Right, the Employee Holdco Member Member has submitted a request to effect the Redemption by the Employee Holdco Member contemplated by Section 9.01.

(b) To the extent the Employee Unit Redemption Right is exercised, on the Employee Unit Redemption Date (to be effective immediately prior to the close of business on the Employee Unit Redemption Date):

(i) after the relevant Employee Holdco Member distributes the Redeemed Employee Units to the Redeemed Employee Member (x) the Redeemed Employee Member shall Transfer and surrender, free and clear of all liens and encumbrances, the Redeemed Employee Units to the Company (including, for the avoidance of doubt, any such Redeemed Employee Units subject to a discounted repurchase or a forfeiture) and (y) Employee Holdco Member shall Transfer and surrender to PubCo for no consideration, free and clear of all liens and encumbrances, an equal number of shares of Class B Common Stock. The Employee Holdco Member shall take all actions necessary or appropriate to cause the Redeemed Employee Member to timely complete such Transfer;

(ii) the Company shall (x) cancel the Redeemed Employee Units, (y) pay to the Redeemed Employee Member the Employee Redemption Price (except in the case of cancellation and retirement for no consideration described in Section 9.06(a)) and (z) if the Redeemed Employee Units are certificated, issue to the Employee Holdco Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Employee Holdco Member pursuant to clause (i) of this Section 9.06(b) and the Redeemed Employee Units; and

(iii) PubCo shall cancel and retire for no consideration the shares of Class B Common Stock that were Transferred to PubCo pursuant to Section 9.06(b)(i)(y) above.

ARTICLE X

CERTAIN OTHER MATTERS

Section 10.01 Employee Holdco Members. The Managing Member may from time to time cause the Company to issue Equity Securities to Employee Holdco Members. By virtue of their ownership of Equity Securities in any Employee Holdco Members, any members thereof (the “Employee Holdco Member Members”) will indirectly hold interests in the Company (the “Employee Holdco Member Interests”). In applying the provisions of this Agreement and in order to determine equitably the rights and obligations of any Employee Holdco Members and Employee Holdco Member Members, the Managing Member, the Company and/or the applicable Employee Holdco Member may treat (a) the Units held by an Employee Holdco Member as if they were hypothetically directly held by the Employee Holdco Member Members having an indirect economic interest therein and (b) any Employee Holdco Member Member as if it were hypothetically a Member with a corresponding interest in a proportionate portion of the Units owned by such Employee Holdco Member. Accordingly, with respect to any Employee Holdco Member, upon (i) any issuance of additional Units to such Employee Holdco Member for the benefit of any Employee Holdco Member Member (or the occurrence of any event that causes the repurchase or forfeiture of any Units), (ii) the Transfer of Units by such Employee Holdco Member or (iii) any merger, consolidation, sale of all or substantially all of the assets of the Company, issuance of debt or any other similar capital transaction of the Company (each, an “Employee Holdco Member Action”), the Managing Member, the Company and/or the Employee Holdco Member(s), as applicable, may take any action or make any adjustment with respect to the Employee Holdco Member Interests to replicate, as closely as possible, such Employee Holdco Member Action (including the effects thereof), and the Members shall take all actions reasonably requested by the Managing Member in connection with any Employee Holdco Member Action and this Section 10.01.

ARTICLE XI

LIMITATION ON LIABILITY, EXCULPATION

AND INDEMNIFICATION

Section 11.01 Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided, that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to it.

Section 11.02 Exculpation and Indemnification.

(a) Subject to the duties of the Managing Member and the Officers set forth in Section 7.04 and any employment agreement and/or restrictive covenants agreement with the Company as in effect from time to time (collectively, the “Specified Covenants”), neither the Managing Member nor any other Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company. There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c) (i) The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable fees and expenses of counsel), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount is as a result of a Covered Person not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Company or (ii) results from its contractual obligations under any Transaction Document to be performed in a capacity other than as a Covered Person or results from a breach by such Covered Person of a Specified Covenant. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document (other than any Transaction Document), other than (x) by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company or constituted a willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company or (y) as a result of any breach by such Covered Person of a Specified Covenant, the Company shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided, that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation. Notwithstanding the preceding sentence, other than an action against the Company brought by a Covered Person to enforce his or her rights under this Article XI, the Company shall not be required to indemnify or advance expenses to any Person in connection with a proceeding (or part thereof) commenced by such Person if the commencement of such proceeding (or part thereof) was not authorized by the Managing Member. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, contract, vote of members or disinterested directors or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall continue as to a Person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or Director.

(d) If for any reason (other than the bad faith of a Covered Person or the willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company or the breach by such Covered Person of a Specified Covenant) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, cost, expense, judgment, fine, excise tax, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(i) The obligations of the Company under this Section 11.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

(ii) Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Company and/or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (A) the Delaware Act, (B) this Agreement, (C) any other agreement between the Company or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (D) the Laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (E) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((A) through (E), collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation against or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (x) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity or under any insurance policy, as applicable, and (z) the Covered Person and the Company and, as applicable, any Controlled Entity shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and the Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 11.02(c), entitled to enforce this Section 11.02(c) as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 11.02(c) as though each such Controlled Entity was the “Company” under this Agreement. For purposes of this Section 11.02(c), the following terms shall have the following meanings:

(A) The term “Indemnitee-Related Entities” means any company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

(B) The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (1) the Company and/or any Controlled Entity, on the one hand, and (2) any Indemnitee-Related Entity, on the other hand.

ARTICLE XII

DISSOLUTION AND TERMINATION

Section 12.01 Dissolution.

(a) The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02.

(b) No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, hereby waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c) The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i) the expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Company;

(ii) upon the approval of the Managing Member; or

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of this Agreement.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Delaware Act or otherwise, other than based on the matters set forth in subsections (i), (ii) and (iii) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Members hereby agree to continue the business of the Company without a Liquidation.

(d) The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 12.02 Winding Up of the Company.

(a) The Managing Member shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Managing Member shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b) The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i) first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii) second, to the Members in the same manner as distributions under Section 5.03(b).

(c) Distribution of Property. In the event it becomes necessary in connection with the Liquidation to make a distribution of Property in-kind, subject to the priority set forth in Section 12.02(b), the liquidating trustee shall have the right to compel each Member, treating each such Member in a substantially similar manner, to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Member), corresponding as nearly as possible to the distributions such Member would receive under Section 12.02(b) with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee.

Section 12.03 Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Delaware Act.

Section 12.04 Survival. Termination, dissolution or Liquidation of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution or Liquidation already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution or Liquidation.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 13.02 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 13.03 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“email”) transmission) and shall be given to such party at the address, facsimile number or email address specified for such party on the Member Schedule hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 13.04 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) Except as provided in Article VIII, no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Managing Member.

Section 13.05 Jurisdiction.

(a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts

(and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.03 shall be deemed effective service of process on such party.

(b) EACH OF THE COMPANY AND THE MEMBERS HEREBY IRREVOCABLY DESIGNATES THE CORPORATION SERVICE COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 251 LITTLE FALLS DRIVE, WILMINGTON, NEW CASTLE COUNTY, DELAWARE 19801, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 13.03 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 13.06 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.07 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 13.08 Entire Agreement. This Agreement, the Transaction Documents, the Registration Rights Agreement, PubCo’s bylaws and those documents expressly referred to herein and therein constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party, except to the extent provided herein with respect to Indemnitee-Related Entities, each of whom are intended third-party beneficiaries of those provisions that specifically relate to them with the right to enforce such provisions as if they were a party hereto.

Section 13.09 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 13.10 Amendment.

(a) This Agreement can be amended at any time and from time to time by the Managing Member.

(b) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 13.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of any State that would result in the application of the Laws of any other State.

Section 13.12 No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 13.13 Attorney-In-Fact. Each Member hereby appoints the Company as such Member’s attorney-in-fact (with full power of substitution) and hereby authorizes the Company to execute and deliver in such Member’s name and on its behalf any amendment of this Agreement or other document relating hereto in furtherance of such Member’s rights and obligations pursuant to this Agreement. Each Member hereby acknowledges and agrees that such proxy is coupled with an interest and shall not terminate upon any bankruptcy, dissolution, liquidation, death or incapacity of such Member.

Section 13.14 Immunity Waiver. Each Member acknowledges that it is a commercial entity and is a separate entity distinct from its ultimate shareholders and/or the executive organs of the government of any state and is capable of suing and being sued. The entry by each Member into this Agreement constitutes, and the exercise by each Member of its respective rights and performance of its respective obligations hereunder will constitute, private and commercial acts performed for private and commercial purposes that shall not be deemed as being entered into in the exercise of any public function.

Section 13.15 Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Member or other party or third-party beneficiary specified in Section 13.08 will be irreparably damaged and will not have an adequate remedy at Law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Company or Members shall raise the defense that there is an adequate remedy at Law.

Section 13.16 Agreement of Certain Members. By accepting the benefits of this Agreement, each Employee Member that is or was an employee or service provider of the Company, PubCo or any of their respective Affiliates (or is a Member that holds Units Transferred from or on behalf of any such individual) and each Employee Holdco Member on behalf of any Employee Holdco Member Member that is or was an employee or service provider of the Company or any of its Affiliates (or is an Employee Holdco Member Member that holds Units Transferred from or on behalf of any such individual) agrees that, to the extent any Award Agreement, award agreement, guaranteed compensation agreement, employment agreement or other similar agreement between the Company or any of its Affiliates, on the one hand, and such employee or service provider (or any Affiliate that holds Units Transferred from or on behalf of any such individual) on the other hand, provides for rights and obligations of the parties thereto to be triggered upon the termination for “Cause” (or other similar construct) of such employee or service provider, unless a definition of “Cause” is expressly set forth in such agreement without reference to a definition thereof in any limited liability company or operating agreement, then the definition of “Cause” applicable to such agreement shall be the definition thereof in the applicable predecessor limited liability company or operating agreement referred to in such Award Agreement, award agreement, guaranteed compensation agreement, employment agreement or other similar agreement; provided, however, that, by accepting the benefits of this Agreement, each such Employee Member further agrees and acknowledges that any such definition in any such predecessor limited liability company or operating agreement shall cease to be effective and shall be superseded at such time as the Managing Member adopts a new definition of “Cause” and provides thirty (30) days’ advance notice of such new definition to any such employee or service provider, in which event, such new definition shall become effective, but shall only apply to such employee or service provider with respect to matters first occurring after such effectiveness (whether or not discovered only after such effectiveness).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amended and Restated Limited Liability Company Agreement to be duly executed as of the day and year first written above.

TKO OPERATING COMPANY, LLC

By:	/s/ Andrew Schleimer
Name:	Andrew Schleimer
Title:	Chief Financial Officer

TKO GROUP HOLDINGS, INC.

By:	/s/ Andrew Schleimer
Name:	Andrew Schleimer
Title:	Chief Financial Officer

[Signature Page to the Fourth Amended and Restated

Limited Liability Company Agreement of TKO Operating Company, LLC]

ENDEAVOR OPERATING COMPANY, LLC

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Officer

JANUARY CAPITAL HOLDCO, LLC

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Officer

JANUARY CAPITAL SUB, LLC

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Officer

[Signature Page to the Fourth Amended and Restated

Limited Liability Company Agreement of TKO Operating Company, LLC]

Schedule A – Member Schedule

TKO Group Holdings, Inc.

Endeavor Operating Company, LLC

January Capital Holdco, LLC

January Capital Sub, LLC